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                                                                 AMENDMENT #1
                                                                 ------------
PROSPECTUS DATED AUGUST 22, 1997                  PRICING SUPPLEMENT NO. 3 TO
PROSPECTUS SUPPLEMENT                    REGISTRATION STATEMENT NO. 333-34149
DATED MAY 4, 1998                                                 MAY 4, 1998
                                                               RULE 424(b)(3)


AMENDMENT # 1: CHANGES ARE UNDERSCORED.


                   DONALDSON, LUFKIN & JENRETTE, INC.
   			  MEDIUM-TERM NOTES
		Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.


Principal Amount:               $25,000,000               Optional Conversion:          N/A

Price To Public:                100.00%                   Notice Date:                  N/A
Underwriting Discount:            0.45%
Proceeds To Issuer:              99.55%                   Conversion Date:              N/A

Settlement Date                 May 7, 1998               Interest Rate:                N/A
(Original Issue Date):

Specified Currency:             US Dollars                Day Count:                    N/A

Authorized Denomination:        $1,000                    Interest Payment Dates:       N/A

Maturity Date:                  May 15, 2003              First Payment:                N/A

Interest Rate:                  6.28%                     Optional Repayment Date:      Non-Call/Life
  First Coupon:
  Last Coupon:                                            Initial Redemption Date:      N/A

Day Count:                      30/360                    Initial Redemption            N/A
                                ------                    Percentage:

Interest Payment Dates:         Semi-annually             Annual Redemption             N/A
                                May 15th, November 15th   Percentage Reduction:

Interest Determination          N/A                       Book Entry Note or            B/E
Date:                                                     Certificated Note:

First Payment:                  November 15, 1998         Total Amount of OID:          N/A

                                                          CUSIP:                        25766CAK0


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION